EXHIBIT 99.1



For Further Information Contact: Charles H. Crockett Assistant Secretary 207-885-2349 FOR IMMEDIATE RELEASE January 13, 2000



                HANNAFORD SELLS MAJORITY INTEREST IN HOMERUNS.COM

Scarborough, Maine: Hannaford Bros. Co. (NYSE-HRD), multi-regional food retailer, reported today that it has entered into an agreement with The Cypress Group L.L.C., a New York-based private equity firm, to sell a majority interest in HomeRuns.com, its internet-based grocery delivery service, through a $100 million investment and recapitalization. The transaction, which is expected to close in February, represents the largest single investment ever made in a supermarket-sponsored online grocer.

HomeRuns.com also announced that, upon the close of the transaction, Robert J. Tarr, Jr., former CEO of Harcourt General, Inc. and The Neiman Marcus Group, Inc. will be appointed Chairman and CEO of HomeRuns.com.

HomeRuns.com plans to use this investment to fund an aggressive growth strategy that will result in the development of twenty additional markets over the next 36 months. Hannaford will retain a minority interest and will no longer reflect the operating results of HomeRuns.com in its income statements. Hannaford has also entered into a wholesale supply agreement with HomeRuns.com.

The Cypress Group manages two private equity funds with more than $3.5 billion in commitments. Cypress invests in privately negotiated transactions, targeting operating businesses and investing with management to foster continued growth. Investments made by Cypress include Cinemark USA, Inc.; Amtrol Holdings, Inc.; Scotsman Holdings; Genesis Health Ventures, Inc.; FNC Holdings, Inc., parent of Frank's Nursery & Crafts, Inc.; WESCO International, Inc.; ClubCorp, Inc.; and Danka Business Systems PLC.